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Exhibit 10.7

FIRST AMENDMENT to SUBLEASE AGREEMENT
DATED JANUARY 10, 2002

[Canopy Properties, Inc./ Caldera International, Inc.]

        This FIRST ADMENDMENT is entered into as of the Fifteenth (15th) day of September 2003 between Canopy Properties, Inc. ("Tenant") and Caldera International, Inc. ("Subtenant").

        Whereas Tenant and Subtenant entered into a Sublease dated January 10, 2002, Tenant and Subtenant hereby agree to amend the Sublease as follows:

        1.     The name of the Subtenant is hereby changed to The SCO Group.

        2.     Effective September 15, 2003, Tenant and Subtenant agree that Tenant shall sublease the Premises for which Subtenant was to become responsible effective March 1, 2004, to a third party subtenant for a period of twelve months, renewable up to twenty-nine months, which would be the equivalent time period of Subtenant's Sublease through Month forty-eight of Subtenant's Sublease.

        Subtenant acknowledges that Tenant has entered into said third party subtenant agreement at a market rate which is below Subtenant's obligated rate for the same time period, and that Subtenant will be responsible for the difference between it's rate and that of the new subtenant for the part of the third party space that Subtenant is responsible for.

        The amounts of the rent reduction to Subtenant may vary during this time period based on the amount of space the third party tenant occupies, and the renewal rates negotiated at the times of renewal. The initial difference in rent owed Tenant by Subtenant will be $18,750 annually from March 1, 2004 through September 30, 2004, on 5,000 rentable square feet, reducing Subtenant's obligations for this period from $708,756 annually to $626,255.

        3.     Provided that Subtenant elects to allow this third party subtenant to further renew it's sublease on March 1, 2006, again acknowledging that the third party subtenant will likely renew at a rate below Subtenant's obligation, even though that renewal will be at market rates, since Subtenant will at that time be paying off deferred rent in it's overall lease-payment schedule, therefore Subtenant will continue to be responsible for the difference in the two rates, the amount of which will be at least $29,112 annually from March 2006 through February 2007, on 6,065 rentable square feet, should the third party renewal be at their same rate for the now committed space. If the third party renewal rate is higher, or if the third party subtenant should sublease a larger part of the Additional Premises, the above obligation would be reduced accordingly.

        All other terms, conditions and provisions of said Lease shall remain in full force and effect.

LANDLORD:		TENANT:
Canopy Properties, Inc.		The SCO Group
By:	/s/ BOYD WORTHINGTON	By:	/s/ WALTER HAMMOND
Its:	VP, Real Estate Development	Its:	Director, Operations

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FIRST AMENDMENT to SUBLEASE AGREEMENT DATED JANUARY 10, 2002